Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

April 17, 2026

VIA ELECTRONIC MAIL

SmartKem, Inc.

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to SmartKem, Inc., a Delaware corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of up to 126,453,978 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 54,314,613 shares of Common Stock (the “Purchase Shares”) issuable upon conversion of 11,411.5 shares of the Company's Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), (ii) 24,542,982 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”), in each case issued to the selling stockholders pursuant to the Securities Purchase Agreement by and between the Company and the purchasers identified as parties thereto, dated as of March 30, 2026 (the “Preferred Purchase Agreement”), and (iii) 47,596,383 shares of Common Stock (the “Commitment Shares”, and together with the Purchase Shares, the “Conversion Shares”) issuable upon conversion of 10,000 shares of the Series A Preferred Stock issued in connection with Securities Purchase Agreement by and between the Company and that certain equity line credit investor, dated March 30, 2026 (the “ELOC Purchase Agreement”, and together with the Preferred Purchase Agreement, the “Purchase Agreements”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed: (a) the genuineness of all signatures, including endorsements; (b) the legal capacity and competency of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (e) the accuracy, completeness and authenticity of certificates of public officials; and (f) that the Company will have obtained such stockholder approval to issue the Conversion Shares and the Warrant Shares as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and, when the Conversion Shares are delivered and paid for in accordance with the terms of the Series A Preferred Stock and when evidence of the issuance thereof is duly recorded in the Company's books and records, the Conversion Shares will be validly issued, fully paid, and non-assessable.

2. The Warrant Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Warrant Shares are delivered and paid for in accordance with the terms of the Warrants and when evidence of the issuance thereof is duly recorded in the Company’s books and records, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Series A Preferred Stock, the Warrants, the Conversion Shares, the Warrant Shares, the Purchase Agreements or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Conversion Shares, the Warrant Shares or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the DGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Conversion Shares and the Warrant Shares being registered while the Registration Statement is effective under the Securities Act.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP